Exhibit 99.1

Press Contact:

Wadooah Wali

Corporate Communications, Demand Media

310-917-6430

wadooah@demandmedia.com

Investor Contact:

Julie MacMedan

Investor Relations, Demand Media

310-917-6485

julie.macmedan@demandmedia.com

DRAFT: NOT FOR IMMEDATE RELEASE

Demand Media Acquires RSS Graffiti

RSS Graffiti’s Talented Engineering Team and Popular Facebook Application to Help Accelerate
Demand Media’s Social Publishing Strategy

SANTA MONICA, Calif. – August 9, 2011 – Today, Demand Media® (NYSE: DMD) announced the acquisition of RSS Graffiti, a Los Angeles-based developer of social media products. Launched in 2009, RSS Graffiti’s free Facebook application has become one of the most popular ways for publishers to program their Facebook pages with content from websites, blogs and other social platforms such as Twitter and YouTube. During July 2011, over 600,000 brands, online publishers and individuals shared more than 60 million pieces of content with their Facebook friends and fans using the RSS Graffiti application.

“RSS Graffiti is already a vital link between publishers and their audiences on Facebook. With the help of RSS Graffiti’s skilled engineering team, we intend to rapidly add new features that will make this useful product even more valuable to publishers and brands,” said Richard Rosenblatt, chief executive officer at Demand Media. “As a cornerstone of our social publishing strategy, RSS Graffiti enables us to partner with a large and growing number of Facebook publishers.”

RSS Graffiti simplifies and automates the posting of updates to Facebook pages. Publishers configure the application to check their websites, blogs, Twitter streams and other social platforms for fresh content. The application then automatically posts the content to the publisher’s Facebook page and to the activity stream of the publisher’s friends and fans at scheduled intervals.

“As content discovery and interaction continues to shift to social channels like Facebook, publishers will want more sophisticated insights and functionality to help them grow and engage their audiences socially,” said Ryan Hoffman, chief executive officer at RSS Graffiti. “They will want to know what their audiences are interested in and what they should share with their fans. With the help of Demand Media, we can accelerate the development of this sort of advanced functionality.”

RSS Graffiti is free and available on Facebook or through the company’s website at www.rssgraffiti.com.

About RSS Graffiti

RSS Graffiti is a developer of social media products. Over 600,000 brands, online publishers and individuals use RSS Graffiti’s free Facebook application to publish more than 60 million pieces of content to Facebook each month. The application simplifies the management of multiple websites and social presences by automatically syndicating content to Facebook from websites, blogs and social platforms like Twitter and YouTube. For additional information, please visit www.rssgraffiti.com.

About Demand Media

Demand Media, Inc. (NYSE: DMD) is a leading content and social media company that serves consumers, advertisers, publishers and creative professionals with a diverse portfolio of properties, products and services. Through brands like eHow, LIVESTRONG.COM, Cracked and typeF, Demand Media informs and entertains one of the internet’s largest audiences every month, helps advertisers find innovative ways to engage with their customers and enables publishers to expand their online presence. Founded in 2006, Demand Media is headquartered in Santa Monica, CA with offices in Kirkland, WA; Austin, TX; Chicago, IL; New York, NY; and London, UK. For more information about Demand Media, visit: www.demandmedia.com

© 2011 Demand Media, Inc.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended.  These forward-looking statements involve risks and uncertainties regarding the Company’s future financial performance, and are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto.  Statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements.  Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Potential risks and uncertainties include, among others: changes in the methodologies of Internet search engines, including the recent algorithmic changes made by Google to its search results as well as possible future changes, and the impact such changes may have on page view growth and driving search related traffic to our owned and operated websites and the websites of our network customers; the inherent challenges of estimating the overall impact on page views and search driven traffic to our owned and operated websites based on the limited data available to us since the last algorithmic changes made by Google; our ability to compete with new or existing competitors; our ability to maintain or increase our advertising revenue; our ability to continue to drive and grow traffic to our owned and operated websites and the websites of our network customers; our ability to effectively monetize our portfolio of content; our dependence on material agreements with a specific business partner for a significant portion of our revenue; future internal rates of return on content investment and our decision to invest in different types of content in the future; our ability to attract and retain freelance content creators; the effects of changes in marketing expenditures or shifts in marketing expenditures; the effects of seasonality on traffic to our owned and operated websites and the websites of our network customers; changes in stock-based compensation; changes in amortization or depreciation expense due to a variety of factors; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles or other assets; changes in tax laws, our business or other factors that would impact anticipated tax benefits or expenses; our ability to successfully identify, consummate and integrate acquisitions, including integrating our recent acquisitions; our ability to retain key customers and key personnel; risks associated with litigation; the impact of governmental regulation; and the effects of discontinuing or discontinued business operations.  From time to time, we may consider acquisitions or divestitures that, if consummated, could be material.  Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods.  If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements.  More information about potential risk factors that could affect our operating and financial results are contained in our annual report on Form 10-K for the fiscal year ending December 31, 2010 filed with the Securities and Exchange Commission (http://www.sec.gov) on March 1, 2011, and as such risk factors may be updated in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Furthermore, as discussed above, the Company does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.